Exhibit 21.1

Entity	Country of Incorporation
Vertiv Holdings, LLC	United States – Delaware
Vertiv Holding Corporation	United States – Delaware
Vertiv Intermediate Holding Corporation	United States – Delaware
Vertiv Intermediate Holding II Corporation	United States – Delaware
Vertiv Group Corporation (DBA: Vertiv Co.)	United States – Delaware
Vertiv IT Systems Inc.	United States – Delaware
Vertiv International Holdings Designated Activity Company Vertiv International Designated Activity Company	Ireland
Chloride Group Limited	United Kingdom
Chloride Supplies Limited	United Kingdom
Electrical Reliability Services, Inc.	United States – California
Emerpowsys, S. de R.L. de C.V. Emermex S.A. de C.V. Technologias del Pacifico S.A. de C.V.	Mexico
Vertiv (Hong Kong) Limited Vertiv (Hong Kong) Holdings Limited	Hong Kong
Vertiv Tech Co. Ltd. Vertiv Holdings Co. Ltd. Vertiv Software (Shenzhen) Co., Ltd. Vertiv Tech (Mianyang) Co., Ltd.	China
Vertiv Corporation	United States – Ohio
Vertiv (Singapore) Pte. Ltd.	Singapore
Vertiv Canada ULC	Canada
Vertiv Energy Private Limited	India
Vertiv Srl+Branches	Italy
Vertiv Holdings II Limited	United Kingdom
Vertiv Holdings Limited	United Kingdom
Vertiv Industrial Systems SAS	France
Vertiv Infrastructure Limited	United Kingdom
Vertiv Mexico, S.A. de C.V.	Mexico
Vertiv Slovakia a.s.	Slovakia
Vertiv Sweden AB	Sweden
Energy Labs, Inc	United States-California

Vertiv (Australia) Pty. Ltd	Australia
Vertiv Croatia d.o.o.	Croatia
Vertiv Czech Republic s.r.o	Czech Republic
Vertiv Gmbh Vertiv Integrated Systems Gmbh	Germany
Atlas Asia Limited	Hong Kong
Vertiv Middle East DMCC	Dubai (UAE)
Vertiv Romania S.r.l.	Romania